CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form SB-2 of our report included herein dated April 14, 2007 with respect to the balance sheets of Benda Pharmaceutical, Inc. as of December 31, 2006 and 2005 and the related statements of operations, stockholder’s equity and cash flows for each of the years in the two year period ended December 31, 2006. We also consent to the reference of our Firm under the caption “Experts” in such Registration Statement and related prospectus.

Kempisty & Company,
Certified Public Accountants, P.C.
New York, New York

Dated: July 2, 2007